Exhibit 99.7

Consent of Director Nominee

ATAI Life Sciences B.V. is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of common shares of ATAI Life Sciences B.V. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of ATAI Life Sciences B.V. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Christian Angermayer
Name: Christian Angermayer

Date: April 20, 2021